UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4)

Hollysys Automation Technologies Limited
(Name of Issuer)

COM
(Title of Class of Securities)

G45667105
(CUSIP Number)

03/01/2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☑	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G45667105

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Schroder Investment Management North America Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
9,931

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
9,931

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,931

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.017% of outstanding shares

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

CUSIP No. G45667105

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Schroder Investment Management Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,146,472

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,146,472

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,146,472

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.678% of outstanding shares

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

CUSIP No. G45667105

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Schroder Investment Management Hong Kong Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
1,028,389

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
1,028,389

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,028,389

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.762% of outstanding shares

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

CUSIP No. G45667105

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Schroder Investment Management Singapore Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Singapore

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,706,086

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,706,086

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,706,086

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.637% of outstanding shares

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
FI

Item 1.

(a)	Name of Issuer

Hollysys Automation Technologies Limited

(b)	Address of Issuer’s Principal Executive Offices

Item 2.
(a)	Name of Person Filing
Schroder Investment Management North America Inc

(b)	Address of Principal Business Office or, if none, Residence
875 Third Ave, 22nd Floor
New York, NY 10022

(c)	Citizenship
USA

(d)	Title of Class of Securities
COM

(e)	CUSIP Number
G45667105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 5,890,878

(b)	Percent of class: 10.094% of outstanding shares

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote
0

(ii)	Shared power to vote or to direct the vote
5,890,878

(iii)	Sole power to dispose or to direct the disposition of
0

(iv)	Shared power to dispose or to direct the disposition of
5,890,878

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Schroder Investment Management Ltd., Schroder Investment Management North America Ltd, Schroder Investment Management Hong Kong Ltd, and Schroder Investment Management Singapore, Ltd are registered investment adviser with their respective home country regulator and under common control with the adviser.  Schroder Investment Management Ltd. and Schroder Investment Management North America Ltd are located in the United Kingdom at 31 Gresham Street, London EC2V 7QA. Schroder Investment Management Hong Kong Ltd is located at Level 33, Two Pacific Place, 88 Queensway, Hong Kong. Schroder Investment Management Singapore, Ltd is located at 65 Chulia Street, #47-00, Singapore. Schroder Investment Management North America Inc. disclaims the existence of a group.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

March 3, 2016

By:	/s/ Karl Dasher
Name:	Karl Dasher**
Title:	Chief Executive Officer

Schroder Investment Management North America Inc.

** Authorized by Power of Attorney to sign on behalf of the following Advisor:
Schroder Investment Management North America Ltd
Schroder Investment Management Ltd
Schroder Investment Management Hong Kong Ltd
Schroder Investment Management Singapore Ltd